Exhibit 23.2
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the following Registration Statements:
(1)	Registration Statement (Form S-8 No. 333-70527) pertaining to the Globecomm Systems Inc. 1997 Stock Incentive Plan and the 1999 Employee Stock Purchase Plan,

(2)	Registration Statement (Form S-8 No. 333-112351) pertaining to the Globecomm Systems Inc. 1997 Stock Incentive Plan,

(3)	Registration Statement (Form S-8 No. 333-138915) pertaining to the Globecomm Systems Inc. 2006 Stock Incentive Plan (the “2006 Plan”), and

(4)	Registration Statement (Form S-8 No. 333-163682) pertaining to the 2006 Plan and the 2009 Telaurus Special Equity Incentive Plan;
of our report dated February 26, 2010, with respect to the consolidated financial statements of Evocomm Communications Limited included in the Current Report (Form 8-K/A) of Globecomm Systems Inc. dated May 21, 2010.
/s/ BDO Limited
Road Town, The British Virgin Islands
May 21, 2010